PolyMet Mining Corp.

Audit Committee Charter

1.	PURPOSE

The purpose of the Audit Committee (in this charter, the “Committee") is to oversee the accounting and financial reporting processes of PolyMet Mining Corp. (the “Company”), the audits of the Company's financial statements, the qualifications of the public accounting firm engaged as the Company's independent auditor to prepare or issue an audit report on the financial statements of the Company and internal control over financial reporting, and the performance of the Company's internal audit function and independent auditor. The Committee reviews and assesses the qualitative aspects of the Company’s financial reporting to shareholders, the Company’s financial risk assessment and management, and the Company’s ethics and compliance programs. The Committee is directly responsible for the appointment (subject to shareholder ratification), compensation, retention, and oversight of the independent auditor. The Committee also reviews and assesses the Company’s processes to manage and control risk, except for risks assigned to other committees of the Board or retained by the Board.

2.	STRUCTURE AND OPERATIONS

The Committee shall be composed of not less than three (3) directors. Members of the Committee shall be independent and each shall be “financially literate” and will be appointed or reappointed at the meeting of the Board, immediately following the AGM, and in the normal course of business will serve a minimum of three (3) years. At least one member of the Committee shall in the judgment of the Board be an "audit committee financial expert" as defined by the rules and regulations of the Securities and Exchange Commission. Each member shall continue to be a member of the Committee until a successor is appointed, unless the member resigns, is removed or ceases to be a director. The Board may fill a vacancy that occurs in the Committee at any time. Generally, no member of the Committee may serve on more than three audit committees of publicly traded companies (including the Audit Committee of the Company) at the same time.

“Financially Literate” means the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements.

The Board or, in the event of its failure to do so, the members of the Committee, shall appoint or reappoint, at the meeting of the Board immediately following the AGM, a chairman among their number. The chairman shall not be a former officer of the Company and shall serve as a liaison between the Committee and Management.

PolyMet – Audit Committee Charter, Nov 8th , 2012

Meetings of the Committee shall be held at least four times annually, provided that due notice is given and a quorum of a majority of the members is present. Where a meeting is not possible, resolutions in writing which are signed by all members of the Committee are as valid as if they had been passed at a duly held meeting. The frequency and nature of the meeting agendas are dependent upon business matters and affairs which the Company faces from time to time.

The Committee shall report to the Board on its activities after each of its meetings. In addition, it shall review and assess the adequacy of this charter annually and, where necessary, recommend changes to the Board for approval. The Committee shall undertake and review with the Board an annual performance evaluation of the Committee.

3.	RESOURCES AND AUTHORITY

The Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to use internal personnel and to obtain advice and assistance from internal or external legal, accounting or other advisors and the funding for compensating any such external advisors. In addition, the Committee shall have sole authority to retain and terminate any such firms and to approve the fees and other retention terms related to the appointment such firms.

4.	RESPONSIBILITIES

The responsibilities of the Committee are:

1.

To assist the Board of Directors in fulfilling its fiduciary responsibilities’ relating to the Company's quality and integrity of accounting, auditing, and reporting practices and the integrity of the Company's internal accounting controls and management information systems;

2.	To review with the auditors, internal accountants and management of the Company:

a. any audited financial statement of the Company, including any such statement that is to be presented to an annual general meeting or provided to shareholders or filed with regulatory authorities and including any audited financial statement contained in a prospectus, registration statement or other similar document, and

b. the financial disclosure in each Annual Report and Management Discussion and Analysis of the Company which accompanies such audited financial statement and in each such filing, prospectus, registration statement or other similar document;

3.	To review with the internal accountants and management of the Company:

a. any unaudited financial statement of the Company, including any such statement that is to be presented to an annual general meeting or provided to shareholders or filed with regulatory authorities and including any unaudited financial statement contained in a prospectus, registration statement, Quarterly Report or other similar document,

PolyMet – Audit Committee Charter, Nov 8th , 2012

b. the financial disclosure in each Quarterly Report and when applicable, Management Discussion and Analysis of the Company accompanying such unaudited financial statement and in each such filing, prospectus, registration statement or other similar document which accompanies such unaudited financial statement, and

c. in connection with the Form 20-F of the Company, review (i) management's disclosure to the Committee and the independent auditor under Section 302 of the Sarbanes-Oxley Act, including identified changes in internal control over financial reporting; and (ii) the contents of the Chief Executive Officer and the Chief Financial Officer certificates to be filed under Sections 302 and 906 of the Sarbanes-Oxley Act and the process conducted to support the certifications;

4.

To otherwise review as required and report to the Board of Directors with respect to the adequacy of internal accounting and audit procedures and the adequacy of the Company’s management information systems;

5.	To otherwise ensure that no restrictions are placed by management on the scope of the auditors review and examination of the Company’s accounts;

6.	To appoint or replace the independent auditor and approve the terms on which the independent auditor is engaged for the ensuing fiscal year;

7.

At least annually, evaluate the independent auditor's qualifications, performance, and independence, including that of the lead partner. The evaluation will include obtaining a written report from the independent auditor describing the firm's internal quality control procedures; any material issues raised by the most recent Public Company Accounting Oversight Board inspection, internal quality control review, or PCAOB review, of the firm or by any inquiry or investigation by governmental or professional authorities within the past five years, concerning an independent audit or audits carried out by the firm, and any steps taken to deal with those issues; and all relationships between the independent auditor and the Company;

8.	Resolve any disagreements between management and the independent auditor about financial reporting;

9.

Establish and oversee a policy designating permissible services that the independent auditor may perform for the Company, providing for preapproval of those services by the Committee subject to the de minimis exceptions permitted under applicable rules, and quarterly review of any services approved by the designated member under the policy and the firm's non-audit services and related fees;

10.

Ensure receipt from the independent auditor of a formal written statement delineating all relationships between the auditor and the Company, consistent with applicable requirements of the PCAOB regarding the independent auditor’s communications with the Committee concerning independence, actively engage in a dialogue with the auditor about any disclosed relationships or services that may impact the objectivity and independence of the auditor, and take appropriate action to oversee the independence of the independent auditor;

PolyMet – Audit Committee Charter, Nov 8th , 2012

11.

Advise the Board about the Committee's determination whether the Committee consists of three or more members who are Financially Literate, including at least one member who has financial sophistication and is a financial expert;

12.

Inquire of management and the independent auditor about significant risks or exposures, review the Company's policies for risk assessment and risk management, and assess the steps management has taken to control such risk to the Company, except as to those risks for which oversight has been assigned to other committees of the Board or retained by the Board;

13.	Review with management and the independent auditor:

a. The Company's annual assessment of the effectiveness of its internal controls and the independent auditor's attestation,

b. The adequacy of the Company's internal controls, including computerized information system controls and security,

c. Any "material weakness" or "significant deficiency" in the design or operation of internal control over financial reporting, and any steps taken to resolve the issue, and

d. Any related significant findings and recommendations of the independent auditor and internal audit together with management's responses;

14.

Develop, review, and oversee procedures for (i) receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, and auditing matters and (ii) the confidential, anonymous submission of employee concerns regarding accounting or auditing matters;

15.

Review policies and procedures with respect to transactions between the Company and officers and directors, or affiliates of officers or directors, or transactions that are not a normal part of the Company’s business, and review and approve those related-party transactions that would be disclosed pursuant to SEC Regulation S-K, Item 404;

16.

Review with management and the independent auditor at least annually the Company's critical accounting policies and significant judgments and estimates, including any significant changes in the Company's selection or application of accounting principles and the effect of regulatory and accounting initiatives on the financial statements of the Company;

PolyMet – Audit Committee Charter, Nov 8th , 2012

17.	To ensure that the Company disseminates information concerning its financial position and results of operations to the public in a timely fashion;

18.	Complete an annual evaluation of the Committee’s performance;

19.

Include a copy of the Committee charter as an appendix to the proxy statement at least once every three years, or disclose annually in the proxy statement where the charter can be found on the Company's website;

20.

Set clear hiring policies for the Company's hiring of employees or former employees of the independent auditor who were engaged in the Company's account, and ensure the policies comply with any regulations applicable to the Company; and

21.	Review with management the Company’s policies and processes for tax planning and compliance.

5.0	COMMUNICATIONS

The independent auditor reports directly to the Committee. The Committee is expected to maintain free and open communication with the independent auditor, the internal auditors, and management. This communication will include periodic private executive sessions with each of these parties.

6.0	EDUCATION

The Company is responsible for providing new members with appropriate orientation briefings and educational opportunities, and the full Committee with educational resources related to accounting principles and procedures, current accounting topics pertinent to the Company, and other matters as may be requested by the Committee. The Company will assist the Committee in maintaining appropriate financial literacy.

PolyMet – Audit Committee Charter, Nov 8th , 2012